EXHIBIT 4.4
EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT
dated as of November 16, 2007
Among
THE ENTITIES LISTED ON
SCHEDULE A HERETO,
as Pledgors
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Collateral Agent

Table of Contents

Page
ARTICLE 1
SECURITY INTEREST

Section 1.01 Grant of Security Interest	1

Section 1.02 Validity and Priority of Security Interest	1

Section 1.03 Maintenance of Status of Security Interest, Collateral and Rights	1

Section 1.04 Evidence of Status of Security Interest	2

Section 1.05 Pledgors Remain Obligated; Collateral Agent and Other Secured Parties Not Obligated	2

ARTICLE 2
DISPOSITION OF COLLATERAL PROCEEDS

Section 2.01 Rights of Collateral Agent	2

Section 2.02 Default	3

Section 2.03 Interest on Collateral	3

ARTICLE 3
CERTAIN REPRESENTATIONS AND WARRANTIES

Section 3.01 Accuracy of Security Agreement Questionnaire	3

Section 3.02 Required Taxes	3

Section 3.03 Intellectual Property	3

Section 3.04 Corporate Governance	4

ARTICLE 4
CERTAIN COVENANTS

A. General	4

Section 4.01 Certain Matters Relating to Preservation of Status of Security Interest	4

Section 4.02 Ownership and Defense of Collateral	5

i

Page
Section 4.23 No Consent to Liens	13

Section 4.24 Jurisdictions of Securities and Commodity Intermediaries	13

Section 4.25 Information	13

Section 4.26 Certain Agreements of Pledgors As Issuers and Holders of Equity Interests	13

G. Materiality Qualifications	14

Section 4.27 Requirement of Material Adverse Effect	14

ARTICLE 5
EVENT OF DEFAULT

Section 6.01 Expenses of Each Pledgor’s Agreements and Duties	18

Section 6.02 Collateral Agent’s Right to Perform on a Pledgor’s Behalf	19

Section 6.03 Collateral Agent’s Right to Use Agents and to Act in Name of the Pledgors	19

Section 6.04 No Interference, Compensation or Expense	19

Section 6.05 Limitation of Obligations with Respect to Collateral	19

Page
ARTICLE 7
INTERPRETATION
Section 7.01 Definitional Provisions	26

Section 7.02 Other Interpretative Provisions	35

Section 7.03 Representations and Warranties	35

Schedule A List of Pledgors
Schedule 1.03	Schedule of Required Action
Schedule 3.02	Schedule of Required Recording and Other Taxes and Recording, Filing and Other Fees and Charges
Schedule 3.03	Intellectual Property
Schedule 4.19(a)	Schedule of Initial Investment Property and Instruments Collateral
Schedule 4.21	Schedule of Restrictions
Schedule 5.07	Notice of Disposition of Collateral
Schedule 7.01(b)-1	Schedule of Bank Accounts
Schedule 7.01(b)-2	Schedule of Commercial Tort Claims
Schedule 7.01(b)-3	Schedule of Constituent Collateral
Schedule 7.01(b)-4	Schedule of Letters of Credit

Exhibit A	Form of Security Agreement Questionnaire
Exhibit B	Form of Security Agreement Joinder

 v

PLEDGE AND SECURITY AGREEMENT
Dated as of November 16, 2007
     In consideration of the purchase of the Bonds (as hereinafter defined) issued under the Indenture by and among Molecular Insight Pharmaceuticals, Inc. and The Bank of New York Trust Company, N.A., as Trustee, Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation and each of the Subsidiary Guarantors party from time to time thereto (each a “Pledgor” and collectively the “Pledgors”) hereby agree with The Bank of New York Trust Company, N.A., as Collateral Agent, as follows (with certain terms used herein being defined in Article 7):
ARTICLE 1
SECURITY INTEREST
     Section 1.01 Grant of Security Interest. To secure the payment, observance and performance of the Secured Obligations, each Pledgor hereby mortgages, pledges and assigns the Collateral to the Collateral Agent, and grants to the Collateral Agent a continuing and, except as expressly permitted by this Agreement or the Indenture, first priority security interest in, and a continuing lien upon, the Collateral.
     Section 1.02 Validity and Priority of Security Interest. Each Pledgor agrees that (a) the Security Interest shall at all times be valid, perfected and enforceable against such Pledgor and all third parties, in accordance with the terms hereof, as security for the Secured Obligations, and (b) the Collateral shall not, nor shall any financial asset that is the subject of any security entitlement that is Investment Property Collateral, at any time be subject to any Lien, other than a Permitted Lien, that is prior to, on a parity with or junior to such Security Interest, except that, unless an Event of Default exists, this Section 1.02 shall not apply to (i) (A) payments under Payment Rights and Ordinary Distributions that such Pledgor is entitled to, and does, receive and retain, and (B) withdrawals from Bank Accounts that such Pledgor is entitled to make, and makes, pursuant to Section 2.02 (but this Section shall apply to any asset that would otherwise constitute Collateral acquired with such Collateral or its proceeds) and (ii) Collateral disposed of in a disposition that is permitted under the Financing Documents (but this Section shall apply to any asset that would otherwise constitute Collateral acquired with such Collateral or its proceeds).
     Section 1.03 Maintenance of Status of Security Interest, Collateral and Rights.
          (a) Required Action. Each Pledgor shall take all action, including the actions specified on Schedule 1.03, that may be necessary or desirable, or that may be required by applicable law (i) to maintain at all times the validity, perfection, enforceability and priority of the Security Interest in the Collateral in conformity with the requirements of Section 1.02, (ii) to protect and preserve the Collateral at all times and (iii) to protect and preserve, and to enable the exercise or enforcement of, the rights of the Collateral Agent therein and hereunder and under the other Collateral Documents at all times.

          (b) Authorized Action. The Collateral Agent is hereby authorized to file one or more financing or continuation statements or amendments thereto without the signature of or in the name of any Pledgor, including the filing of a financing statement describing the Collateral as “all assets”, “all personal property of the Pledgor now owned or hereafter acquired” or “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” or words to that effect and will provide copies of such filings within ten (10) Business Days of filing. A carbon, photographic or other reproduction of this Agreement or of any financing statement filed in connection with this Agreement shall be sufficient as a financing statement. The filing by the Collateral Agent in good faith of a financing statement which inadvertently covers property that is not Collateral shall nonetheless be deemed an authorized filing; provided however that the Collateral Agent shall correct such filing within ten (10) Business Days after being notified in writing of the error. Notwithstanding anything to the contrary herein, the Collateral Agent shall have no responsibility for the preparing, recording, filing, re-recording, or re-filing of any financing statement, continuation statement or other instrument in any public office.
     Section 1.04 Evidence of Status of Security Interest. Each Pledgor shall at its own expense and from time to time, upon the reasonable request of the Collateral Agent, deliver to the Collateral Agent such file search reports from the UCC and other filing and recording offices.
     Section 1.05 Pledgors Remain Obligated; Collateral Agent and Other Secured Parties Not Obligated. The grant by each Pledgor to the Collateral Agent of the Security Interest shall not (a) relieve such Pledgor of any Liability to any Person under or in respect of any of the Collateral or (b) impose on the Collateral Agent or the other Secured Parties any such Liability or any Liability for any act or omission on the part of such Pledgor relative thereto.
ARTICLE 2
DISPOSITION OF COLLATERAL PROCEEDS
     Section 2.01 Rights of Collateral Agent.
          Subject to each Pledgor’s rights under Section 2.02 and except in the case of proceeds of Collateral as to which a different disposition is expressly provided for herein or in any other Financing Document, the Collateral Agent shall be entitled to receive and retain all proceeds of Collateral, including all Extraordinary Distributions. Subject to its rights under Section 2.02, each Pledgor shall, should it receive any such proceeds, hold all such proceeds in trust for the Collateral Agent, not commingle the same with other property or funds of such Pledgor and, unless the Collateral Agent shall have otherwise instructed such Pledgor, deliver the same or cause the same to be delivered in the exact form received, together with any necessary endorsements, to the Collateral Agent or to such Person or Persons as the Collateral Agent may designate. The Collateral Agent is hereby irrevocably authorized, either in the name and on behalf of any Pledgor or in its own name, to endorse and deposit, or cause to be deposited, for collection, present, draw upon or under, or otherwise take action to realize upon, all Instruments, Chattel Paper, Securities, Letters of Credit and Documents that are Collateral for the purpose of holding and disposing of the proceeds thereof in accordance with the terms hereof.

     Section 2.02 Default. Except during an Event of Default, (a) each Pledgor shall be entitled to (i) receive and retain, or have delivered to it upon request, all payments under Payment Rights and Ordinary Distributions and (ii) make withdrawals from all Bank Accounts and retain such withdrawals, and (b) all Instruments, Chattel Paper, Securities, Letters of Credit and Documents that are Collateral and being held by or on behalf of the Collateral Agent shall be made available to such Pledgor upon request for purposes of presentation, collection or renewal (any such arrangement to be effected to the extent deemed appropriate by the Collateral Agent against a trust receipt or like document). Each request under clause (a)(i) or clause (b) and each withdrawal under clause (a)(ii) of the preceding sentence shall constitute a Representation and Warranty by such Pledgor that no Event of Default is continuing. No delivery of any Collateral pursuant to such clause (b) of the preceding sentence shall terminate the Security Interest therein and each Pledgor shall, within 18 days of its receipt of any such Collateral, either return such Collateral or its proceeds to the Collateral Agent or such other Person as the Collateral Agent may designate or, should the Security Interest in any such proceeds not be perfectible by possession, take such other action as may be required by Section 1.03(a) to continue the perfection of the Security Interest therein. During an Event of Default, the Collateral Agent shall have with respect to all Collateral held by or for its account all of the rights afforded it under Article 5.
     Section 2.03 Interest on Collateral. No Collateral held by the Collateral Agent (other than amounts held in Bank Accounts invested in Cash Equivalents) shall bear interest, except to the extent specifically agreed to in writing by the Collateral Agent and, unless otherwise so agreed, any such interest shall be Collateral.
ARTICLE 3
CERTAIN REPRESENTATIONS AND WARRANTIES
     Each Pledgor represents and warrants as follows:
     Section 3.01 Accuracy of Security Agreement Questionnaire. The Security Agreement Questionnaire related to such Pledgor is, as of the date hereof, complete and correct in all material respects.
     Section 3.02 Required Taxes. Except for those specified on Schedule 3.02, no recording or other taxes or recording, filing or other fees or charges are payable in connection with, arise out of, or are in any way related to, the execution, delivery, performance, filing or recordation of any of the Collateral Documents or the creation or perfection of the Security Interest.
     Section 3.03 Intellectual Property. As of the date hereof, (a) Schedule 3.03 lists all Patents that are registered or are subject to an application for registration, Trademarks which are registered or are subject to an application for registration, Copyrights which are registered or are subject to an application for registration, and any Patent, Patent License, Trademark, Trademark License, Copyright and Copyright License that is material to or necessary in the operation of such Pledgor’s business (b) each of such Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights and Copyright Licenses listed on Schedule 3.03 is subsisting, valid and enforceable against third Persons, and (c) each Pledgor is the sole and exclusive owner or joint owner as indicated of the entire right, title and interest in and to each of such Patents, Trademarks and Copyrights or has rights thereto, subject to the Patent, Trademark and Copyright Licenses listed on Schedule 3.03.
     Section 3.04 Corporate Governance. Each Pledgor is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation and qualified to do business in all other jurisdictions where the nature of its business requires it to so qualify except where the absence of such qualification would not have a Material Adverse Effect. Each Pledgor has the requisite corporate power, as the case may be, to execute and deliver the Financing Documents to which it is a party and to perform its obligations under the same. The execution, delivery and performance by each Pledgor of its respective obligations under the Financing Documents to which such entity is a party have been duly authorized by all necessary corporate action on the part of each respective Pledgor. Each Pledgor has duly executed and delivered each Financing Document to which it is a party. The execution, delivery and performance by each Pledgor of the Financing Documents to which it is a party do not violate or conflict with such Pledgor’s certificate or articles of incorporation or bylaws. No authorization, approval, or other action by, and no notice to, consent of, order of, or filing with, any governmental authority or securities exchange is required in connection with the execution, delivery or performance by each Pledgor of the Financing Documents to which it is a party.
ARTICLE 4
CERTAIN COVENANTS
     Subject, in the case of each Section referred to therein, to the materiality qualifications contained in the provisions of Section 4.27:
     A. General.
     Section 4.01 Certain Matters Relating to Preservation of Status of Security Interest. (a) Each Pledgor shall (i) remain a Person of the type specified in the Security Agreement Questionnaire and (ii) will not dissolve or merge or consolidate with, or into, any Person, except for, to the extent permitted under the Indenture, mergers after which the Security Interest complies with the requirements of Section 1.02.
          (b) Change of Location, Organizational Number, Name, Identity, etc. Each Pledgor shall not change its (i) Location, (ii) organizational identification number from that specified in the Security Agreement Questionnaire (or, if no such number is specified, adopt any such number) or (ii) name, identity or corporate structure or jurisdiction of incorporation, unless, in any case, (A) the Collateral Agent shall have had not less than 20 nor more than 75 days prior written notice thereof, and (B) thereafter (1) no Default exists, and (2) the Security Interest complies with the requirements of Section 1.02.
          (c) Chief Executive Office. Each Pledgor which is not a registered company shall maintain its chief executive office and, if different from its chief executive office, each office where the books and records relating to any Receivables or General Intangibles are kept only at, and shall keep a copy of its books and records at or in transit to, (i) a location specified therefor in the Security Agreement Questionnaire or (ii) any other location provided that (A) the Collateral Agent has received not less than 20 days prior notice of such location, (B) such location is within one of the 50 States of the United States or the District of Columbia and (C) (1) the Security Interest, with respect to any Collateral at such location, or affected by the situs of such location, conforms to the requirements of Section 1.02 and (2) the Collateral Agent shall have received acknowledgment copies of financing statements and opinions of counsel.
          (d) Trade Names. Without giving 5 days’ prior notice to the Collateral Agent, each Pledgor shall not do business under any name, trade name or trade style not listed on the Security Agreement Questionnaire.
          (e) Other Financing Statements. Except with respect to Permitted Liens, each Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party.
     Section 4.02 Ownership and Defense of Collateral. Each Pledgor shall at all times (a) have Rights to each asset that is Collateral free from any right, title or interest of any third Person and (b) defend the Collateral against the claims and demands of all third Persons, except that this Section 4.02 shall not apply to (i) but for only so long as such Lien is a Permitted Lien, the interest in the Collateral and the claims and demands of a holder of a Permitted Lien or (ii) Collateral to which Section 1.02 does not apply.
     Section 4.03 Security Questionnaire. Each Pledgor shall provide to the Collateral Agent a completed Security Questionnaire, duly executed by an Authorized Officer of such Pledgor, together with all schedules required to be delivered in connection therewith (a) on the date hereof as required pursuant to the Financing Documents, (b) on each date required pursuant to Section 4.03 of the Indenture, and (c) on the date that any additional Pledgor becomes a party to this Agreement pursuant to Section 4.06. In addition, if any information contained in any Security Questionnaire previously delivered to the Collateral Agent shall become untrue or incorrect in any material respect, or if any Pledgor acquires or disposes of any of the Collateral such that any previously delivered Security Questionnaire is no longer accurate or complete in all material respects, then within ten Business Days after such information becoming untrue, incorrect, inaccurate or incomplete, such Pledgor shall execute and deliver a new Security Questionnaire to the Collateral Agent, provided that the delivery of such new Security Questionnaire shall not serve to cure, or constitute a waiver of, any Default or Event of Default that may have occurred as a result of such information becoming untrue, incorrect, inaccurate or incomplete.
     Section 4.04 Requested Information. In addition to such other information as shall be specifically provided for herein, each Pledgor shall furnish to the Collateral Agent such other information with respect to the Collateral as the Collateral Agent or any Secured Party may reasonably request from time to time, in each case in form and substance and certified in a manner satisfactory to the Person requesting such information.

     Section 4.05 Collection of Collateral Obligations. Subject to the rights of the Collateral Agent hereunder, each Pledgor shall endeavor to collect from the Collateral Debtor of each Collateral Obligation, when due, all amounts owing thereunder, except that, unless an Event of Default shall exist, this Section 4.05 shall not require such Pledgor to take any action not in accordance with sound business judgment and its customary collection practices as in effect from time to time.
     Section 4.06 New Pledgors. Pursuant to Section 4.31 of the Indenture, if a Pledgor shall at any time form or acquire any new Subsidiary which is not a Pledgor hereunder, such Pledgor shall (i) promptly deliver to the Collateral Agent a supplement to this Agreement, substantially in the form of Exhibit B to this Agreement, duly completed and executed and (ii) promptly cause such Subsidiary to complete and deliver a Security Agreement Questionnaire substantially in the form of Exhibit A to this Agreement.
     B. Receivables.
     Section 4.07 Modification of Terms.
          (a) Each Pledgor shall not enter into any agreement providing for any deduction from any Receivable except for agreements that are made in the ordinary course of business.
          (b) Each Pledgor shall not rescind or cancel any obligation evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, without the prior written consent of the Collateral Agent, except that, unless an Event of Default shall exist, such Pledgor may, with respect to any Receivable, but only in the ordinary course of its business and in accordance with sound business judgment and its customary collection practices as in effect from time to time (i) extend the time of payment thereof, (ii) in the case of a Receivable, grant a refund or credit with respect thereto for returned, damaged or non-complying merchandise and (iii) settle the same for an amount less than the then unpaid balance thereof.
     Section 4.08 Verification. If an Event of Default exists, the Collateral Agent shall have the right, in the name and on the stationery of any Pledgor or in such name as the Collateral Agent may select, to verify the validity, amount or any other matter relating to any Receivable by mail, telephone or any other means.
     Section 4.09 Information.
          (a) Master Address List and Other Documents. Each Pledgor shall (i) each fiscal quarter and, if a Default shall have occurred and is continuing, upon the request of the Collateral Agent deliver to the Collateral Agent and each Secured Party a master address list and an open items statement of each Collateral Debtor with respect to its Receivables and (ii) if a Default has occurred and is continuing, deliver copies of invoices, proofs of delivery, repayment histories, present status reports, and such other information relating to the Receivables and their status as the Collateral Agent or any Secured Party may request.

          (b) Material Contracts. Each Pledgor shall at least annually and, if a Default shall have occurred and is continuing, upon the request of the Collateral Agent (i) supply the Collateral Agent with such information with respect to each Material Contract as the Collateral Agent may reasonably request, (ii) give the Collateral Agent a list of each Material Contract entered into after the date hereof, and (iii) deliver to the Collateral Agent complete and correct copies of each Material Contract.
     C. General Intangibles.
     Section 4.10 Performance of Terms.
          (a) All General Intangibles Other than Intellectual Property. Each Pledgor shall duly fulfill all obligations on its part to be fulfilled under or in connection with all General Intangibles, other than Intellectual Property, and shall do nothing to impair the rights of the Collateral Agent therein.
          (b) Patents.
          (i) Each Pledgor will not, and will not permit any licensee or sublicensee to, take any action or omit to take any action whereby any Patent or Patent License may become invalid, unenforceable or dedicated to the public.
          (ii) Each Pledgor will notify the Collateral Agent immediately in writing if it knows, or has reason to know, (A) that any Patent or Patent License is or may become invalid or unenforceable, and (B) of the institution of, or any determination or material development in, any proceeding, wherever pending, affecting adversely any such Patent or Patent License or its rights thereunder.
          (iii) Whenever a Pledgor, either by itself or through any agent, employee, licensee or designee, shall file an application for a Patent with any Intellectual Property Recording Office, such Pledgor shall report such filing in writing to the Collateral Agent within the later of (1) five Business Days after the last day of the month in which such filing occurs or (2) fifteen days after such filing, and it shall take all necessary and reasonable steps to maintain and pursue each such application and maintain each issued Patent including making timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and to initiate opposition, interference and cancellation proceedings against third parties consistent with Pledgor’s sound business judgment.
          (iv) Each Pledgor will take all action that such Pledgor determines is reasonable and necessary to preserve and maintain its rights in, to and under all Patents and Patent Licenses including continuing to mark any Product with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.
          (v) In the event that any Patent is infringed by a third party, each Pledgor shall promptly notify the Collateral Agent in writing after it learns thereof and shall, unless such Pledgor shall reasonably determine, and promptly notify the Collateral Agent in writing, that such Patent is no longer material to its business, promptly take such actions as such Pledgor shall reasonably deem appropriate under the circumstances to protect such Patent.
          (vi) Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Patent License to effect the assignment of all of such Pledgor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the Bond holders.
          (c) Trademarks.
          (i) Each Pledgor (either itself or through licensees) will (A) use each Trademark on each and every class of goods or services to which such Trademark is applicable so as to maintain such Trademark in full force and free from any claim of abandonment or invalidity for non-use, (B) maintain the quality of goods and services offered under such Trademark, (C) employ such Trademark with the appropriate notice of registration (whether U.S. or non-U.S. registration), (D) not adopt or use any mark which is confusingly similar to or a colorable imitation of such Trademark, unless such mark is subject to the Security Interest and the Security Interest with respect to such mark conforms to the requirements of Section 1.02, and (E) not (and will not permit any licensee or sublicensee thereof to) take any action or omit to take any action whereby any Trademark may become invalid.
          (ii) Each Pledgor will notify the Collateral Agent immediately in writing, if it knows, or has reason to know, (A) that any application or registration relating to any Trademark or Trademark License may be opposed or cancelled by a third party or become abandoned, cancelled, expired or dedicated, and (B) of the institution of, or any determination or material development in, any proceeding, wherever pending, affecting adversely such Pledgor’s ownership of any Trademark or its right to register the same or to keep and maintain the same.
          (iii) Whenever a Pledgor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Trademark with any Intellectual Property Recording Office, such Pledgor shall report such filing in writing to the Collateral Agent within the later of (1) five Business Days after the last day of the month in which such filing occurs or (2) fifteen days after such filing.
          (iv) Each Pledgor will take all action that such Pledgor determines is reasonable and necessary to preserve and maintain all rights in, to and under all Trademarks and Trademark Licenses including continuing to mark any Product or any other written material with any such notation as is necessary and sufficient to establish and preserve its maximum rights under applicable trademark laws.
          (v) In the event that any Trademark is infringed, misappropriated or diluted by any Person, or if any Pledgor has reason to believe that any Trademark is about to be infringed, misappropriated or diluted by any Person, each Pledgor shall promptly notify the Collateral Agent in writing after it learns thereof and shall, unless such Pledgor shall reasonably determine, and promptly notify the Collateral Agent in writing, that such Trademark is no longer material to its business, promptly take such actions as such Pledgor shall reasonably deem appropriate under the circumstances to protect such Trademark.
          (d) Copyrights.
          (i) Each Pledgor will not, and will not permit any licensee or sublicensee to, take any action or omit to take any action whereby any Copyright may become invalidated or be injected into the public domain.
          (ii) Each Pledgor shall notify the Collateral Agent immediately in writing if it knows, or has reason to know, (A) that any Copyright or Copyright License has or may become invalid or has been or may be injected into the public domain, and (B) of the institution of, or any determination or material development in, any proceeding, wherever pending, affecting such Pledgor’s ownership or the validity of any Copyright or Copyright License.
          (iii) Whenever a Pledgor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright with any Intellectual Property Recording Office, such Pledgor shall report such filing to the Collateral Agent within the later of (1) five Business Days after the last day of the month in which such filing occurs or (2) fifteen days after such filing.
          (iv) Each Pledgor will take all action such Pledgor determines is reasonable and necessary to preserve and maintain all rights in, to and under all Copyrights and Copyright Licenses.
          (v) In the event that any Copyright is infringed by any Person, or if any Pledgor has reason to believe that any Copyright is about to be infringed, each Pledgor shall promptly notify the Collateral Agent in writing after it learns thereof and shall, unless such Pledgor shall reasonably determine, and promptly notify the Collateral Agent in writing, that such Copyright is no longer material to its business, promptly take such actions as such Pledgor shall reasonably deem appropriate under the circumstances to protect such Copyright.
     Section 4.11 Modification of Terms. Each Pledgor shall not rescind or cancel any obligation due to it evidenced by any General Intangible or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, without the prior written consent of the Collateral Agent, except that, unless an Event of Default shall exist, such Pledgor may, with respect to any General Intangible, but only in the ordinary course of its business and in accordance with sound business judgment and its customary collection practices as in effect from time to time (i) extend the time of payment thereof, (ii) settle the same for an amount less than the then unpaid balance thereof and (iii) amend or otherwise modify the terms thereof.

     Section 4.12 No Dispositions of General Intangibles. Each Pledgor shall not sell or otherwise dispose of any General Intangible or any interest therein, or grant any license or sublicense thereunder, except to the extent expressly permitted by the terms of the Indenture.
     Section 4.13 Verification. If an Event of Default exists, the Collateral Agent shall have the right, in the name and on the stationery of any Pledgor or in such name as the Collateral Agent may select, to verify the validity, amount or any other matter relating to any General Intangible by mail, telephone or any other means.
     Section 4.14 Schedule of Certain General Intangibles. Each Pledgor shall deliver to the Collateral Agent, (1) quarterly, and, after the occurrence and continuation of a Default, as the Collateral Agent or any Secured Party may request from time to time, (a) a schedule showing, as to each General Intangible that is a Collateral Obligation, (i) the name and address of the Collateral Debtor, (ii) the nature of such Collateral Obligation, (iii) whether it is (A) fixed or contingent or (B) liquidated or unliquidated and (iv) if liquidated, the amount thereof and (b) a schedule showing the identity (in the case of patents, by patent number and issue date, in the case of patent applications, by serial number and filing date, in the case of registered trademarks, by registration number, registration date and description of goods and/or services covered, in the case of trademark applications, by serial number, filing date and description of goods and/or services covered, in the case of registered copyrights, by registration number, registration date, title, and brief description of material covered, and in the case of copyright applications, date of creation and first publication, title and brief description of material covered) of each patent, patent application, trademark, trademark application, copyright and copyright application issued to, applied for or pending by such Pledgor and not previously so identified to the Collateral Agent in writing and (2) promptly after granting or acquiring the same, copies, not previously delivered to the Collateral Agent, of all licenses and sub-licenses relating to any of the foregoing for which such Pledgor is a party thereto.
     Section 4.15 Other Patents and Copyrights. In accordance with Section 4.03, within 15 days of the acquisition of any Patent which is registered or is subject to an application for registration, any Trademark which is registered or is subject to an application for registration, any Copyright which is registered or is subject to an application for registration, and any Patent, Patent License, Trademark, Trademark License, Copyright and Copyright License that is material to or necessary in the operation of such Pledgor’s business, the relevant Pledgor shall deliver to the Collateral Agent an updated Security Agreement Questionnaire, together with a copy of such Patent, Patent License, Trademark, Trademark License, Copyright and Copyright License, as the case may be, with a grant of security as to such Patent, Patent License, Trademark, Trademark License, Copyright and Copyright License, as the case may be, confirming the grant thereof hereunder.
     D. Inventory.
     Section 4.16 Location of Inventory. Each Pledgor shall keep its Inventory only at, or in transit to, (a) a location specified in the Security Agreement Questionnaire as a current location for Inventory or (b) any other location provided that (i) the Security Interest in Inventory at such location conforms to the requirements of Section 1.02, (ii) in the case of any location where the Inventory is within the possession or control of any third Person, if required by the Indenture, such Person shall have acknowledged and agreed with the Collateral Agent, in a writing satisfactory in all respects thereto, that all Inventory at any time in its possession or control is subject to the Security Interest and is to be held for the account of, and is only to be released or transferred upon instructions of, the Collateral Agent, and (iii) in the case of any Inventory located on premises leased to or mortgaged by a Pledgor, if required by the Indenture, such Pledgor shall have delivered to the Collateral Agent a waiver from each applicable lessor or mortgagee substantially in the form of Exhibit F to the Indenture or otherwise reasonably acceptable to the Collateral Agent and received a waiver of any applicable warehouseman’s lien (subject to the terms of Section 6.02(m) of the Indenture).
     E. Equipment and Other Goods.
     Section 4.17 Location of Equipment and Other Goods. Each Pledgor shall maintain its Equipment and Other Goods only at, or in transit to, (a) a location specified in the Security Agreement Questionnaire as a current location for Equipment and Other Goods or (b) any other location provided that (i) the Security Interest in Equipment and Other Goods at such location conforms to the requirements of Section 1.02, (ii) in the case of any location where the Equipment and Other Goods is within the possession or control of any third Person, such Person shall have acknowledged and agreed with the Collateral Agent, in a writing satisfactory in all respects thereto, that all Equipment and Other Goods at any time in its possession or control is subject to the Security Interest and is to be held for the benefit of, and is only to be released or transferred upon instructions of, the Collateral Agent and (iii) in the case of any Equipment and Other Goods located on premises leased to or mortgaged by a Pledgor, such Pledgor shall have delivered to the Collateral Agent a waiver from each applicable lessor or mortgagee substantially in the form of Exhibit F to the Indenture or otherwise reasonably acceptable to the Collateral Agent and received a waiver of any applicable warehouseman’s lien (subject to the terms of Section 6.02(m) of the Indenture).
     Section 4.18 Evidence of Ownership of Equipment and Other Goods. Each Pledgor shall, upon request by the Collateral Agent or any Secured Party, deliver to the Collateral Agent and each Secured Party evidence of ownership of any of the Inventory, Equipment and Other Goods, including certificates of title, bills of sale and bills of lading.
     F. Investment Property Collateral and Instruments.
     Section 4.19 Status of Securities; Instruments Collateral. (a) Each Pledgor represents and warrants that as of the date hereof that (a) the shares or other units of Equity Interests, and the principal amounts of Indebtedness listed on Schedule 4.19(a) represent the respective percentages of, in the case of such Equity Interests required to be pledged hereunder, the outstanding shares or other units of such Equity Interests and, in the case of such Indebtedness, the outstanding principal amounts of the Securities that are Indebtedness or Instruments, that are set forth on such Schedule, and (b) it owns the Equity Interests, Indebtedness which are securities and Instruments free and clear of all Liens and any agreements which would affect the pledge of such Collateral or its sale or disposition.
     Each Pledgor shall, if such Pledgor has, as a result of its ownership of the Equity Interest, become entitled to receive or shall receive any stock or other certificate

(including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution for, as a conversion of, or in exchange for any shares or units of the Equity Interest, or otherwise in respect thereof, accept the same as the Collateral Agent’s agent, hold the same in trust for the Collateral Agent and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by the Pledgor to the Collateral Agent, if required, together with an undated stock power or limited liability company interest power covering such certificate duly executed in blank and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Equity Interest upon the liquidation or dissolution of a Pledgor shall be paid over to the Collateral Agent as additional collateral security for the Secured Obligations unless otherwise required under the Indenture, and in case any distribution of capital shall be made on or in respect of the Equity Interest or any property shall be distributed upon or with respect to the Equity Interest pursuant to the recapitalization or reclassification of the capital of such Pledgor or pursuant to the reorganization thereof, unless otherwise required under the Indenture, the property so distributed shall be delivered to the Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Equity Interest shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent and unless otherwise required under the Indenture, hold such money or property in trust for the Collateral Agent segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.
     Section 4.20 Certain Rights of Collateral Agent and Pledgors. (a) At any time and from time to time, the Collateral Agent may, and is hereby authorized to, transfer into or register in its name or the name of its nominee any or all of the Securities and Instruments that are Collateral. Each Pledgor shall promptly give the Collateral Agent and each Secured Party copies of all notices and other communications received by such Pledgor with respect to any Securities and Instruments that are Collateral registered in the name of such Pledgor.
          (b) During an Event of Default, the Collateral Agent, after a notice to a Pledgor that it intends to exercise its rights under this Section 4.20(b), may, from time to time, in its own or such Pledgor’s name, exercise any and all rights, powers and privileges with respect to the Securities and Instruments that are Collateral, and with the same force and effect, as could such Pledgor.
          (c) Unless and until the Collateral Agent exercises its rights under Section 4.20(b), each Pledgor may, with respect to any of the Securities and Instruments that are Collateral, vote and give consents, ratifications and waivers with respect thereto, except to the extent that any such would be for a purpose that would constitute or result in a Default.
     Section 4.21 No Amendments, etc., of Investment Property; Instruments Collateral. Subject to Section 4.20(c), each Pledgor shall not make or consent to any amendment or other modification or waiver with respect to any Investment Property or Instruments that are Collateral or enter into or permit to exist any restriction with respect to the transferability of or any rights under or in respect of such Collateral other than restrictions arising under the Financing Documents or set forth on Schedule 4.21.
     Section 4.22 No Disposition of Investment Property Collateral; Instruments. Except as otherwise permitted under the Indenture, each Pledgor shall not, sell, lease, transfer or otherwise dispose of any Instruments or Investment Property Collateral, including, if the Collateral includes any securities accounts or commodity accounts, any financial asset or commodity contract carried therein, or, if the Investment Property Collateral includes any security entitlements, any financial asset subject thereto, or any interest therein, except that this Section shall not apply to any Ordinary Distributions that such Pledgor is entitled to, and does, receive and retain pursuant to Section 2.02.
     Section 4.23 No Consent to Liens. Each Pledgor shall not agree with any securities or commodity intermediary that such intermediary, or suffer any agreement to exist pursuant to which any such intermediary, may grant a Lien on any investment property or financial asset (a) that is or is to be Collateral or (b) that is the subject of any security entitlement that is or is to be Collateral.
     Section 4.24 Jurisdictions of Securities and Commodity Intermediaries. Each Pledgor shall not, after the date hereof, enter into any Contract with any securities intermediary or with any commodity intermediary with respect to any investment property or financial asset that is or is to be Collateral, unless such Contract or another agreement specifies effectively with respect to such Collateral that such securities intermediary’s or commodity intermediary’s Jurisdiction shall be a Revised Article 8 State.
     Section 4.25 Information.
          (a) New Accounts. Each Pledgor shall give to the Collateral Agent not less than 15 days’ prior notice of the opening of each new securities account or commodity account that itself will be Collateral, or to which in the case of a securities account, financial assets are to be credited (or with respect to which there will be security entitlements), or in which, in the case of a commodity account, commodity contracts are to be carried, that are or are to be Collateral, specifying, as appropriate, the securities intermediary or the commodity intermediary maintaining such account, the account number and the Jurisdiction of each such Person.
          (b) Change of Jurisdiction. Each Pledgor shall give to the Collateral Agent prompt notice after such Pledgor learns of, but in any event within 60 days after such Pledgor learns of, any change of the Jurisdiction of a securities intermediary or a commodity intermediary maintaining a securities account or commodity account that itself is Collateral, or to which investment property or financial assets are credited (or with respect to which there are security entitlements), or in which commodity contracts are carried, that are Collateral, specifying such new Jurisdiction.
     Section 4.26 Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.
          (a) In the case of each Pledgor which is an issuer of Investment Property Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the

Investment Property Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
          (b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Securities to any Collateral Agent or its nominee and to the substitution of any Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.
     G. Materiality Qualifications.
     Section 4.27 Requirement of Material Adverse Effect. Unless an Event of Default shall exist, Section 4.05, Section 4.07, Section 4.10, Section 4.11, Section 4.12 and Section 4.19(a) shall not apply in any circumstances where noncompliance, together with all other noncompliances with this Agreement will not have (a) a Material Adverse Effect on the Company or its Subsidiaries or (b) a Product MAE on any Primary Product.
ARTICLE 5
EVENT OF DEFAULT
     During an Event of Default, and in each such case:
     A. Proceeds.
     Section 5.01 Application of Proceeds. All cash proceeds received by the Collateral Agent upon any sale of, collection of, or other realization upon, all or any part of the Collateral and all cash held by the Collateral Agent as Collateral shall, subject to the Collateral Agent’s right to continue to hold the same as cash Collateral, be applied as follows:
     First: To the payment of all out-of-pocket costs and expenses incurred by the Collateral Agent or any other Secured Party in connection with the sale of or other realization upon Collateral, including attorneys’ fees and disbursements;
     Second: To the payment of the Secured Obligations owing to the Collateral Agent in such order as the Collateral Agent may elect (with the Pledgors remaining liable for any deficiency);
     Third: To the payment of the other Secured Obligations in such order as required by the terms of the Indenture (with the Pledgors remaining liable for any deficiency); and

     Fourth: To the extent of the balance (if any) of such proceeds, to the payment to the Pledgors, subject to applicable Law and to any duty to pay such balance to the holder of any subordinate Lien in the Collateral.
     B. Remedies.
     Section 5.02 General.
          (a) Collateral Agent’s Actions. In exercising rights and remedies with respect to the Collateral after the occurrence and during the continuance of any Event of Default, the Collateral Agent shall, pursuant to the terms of Section 6.01 of the Indenture, enforce (or refrain from enforcing) the provisions of the Collateral Documents in respect of the Collateral and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as the Collateral Agent may determine in accordance with Section 6.01 of the Indenture.
          (b) Use of Premises and Intellectual Property. The Collateral Agent or its designee may (i) enter any Pledgor’s premises and, until the Collateral Agent completes the enforcement of its rights in the Collateral, take exclusive possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and the Equipment for the purpose of (A) completing any work in process, preparing Collateral for disposition and disposing thereof and (B) collecting Collateral Obligations, and (ii) in the exercise of its rights under this Agreement (x) use any Pledgor’s Intellectual Property to the extent of the rights of such Pledgor therein, and each Pledgor hereby grants a license to the Collateral Agent for such purpose, subject to the consent, if required, of any licensor, franchisor or other third Person or (y) on demand cause the security interest in such Intellectual Property to become an assignment, transfer and conveyance of such Intellectual Property to the Collateral Agent.
          (c) Directors, Officers and Employees. The Collateral Agent may retain any Pledgor’s directors, officers and employees, in each case upon such terms as the Collateral Agent and any such Person may agree, notwithstanding the provisions of any employment, confidentiality or non-disclosure agreement between any such Person and such Pledgor and such Pledgor hereby waives its rights under any such agreement and consents to each such retention.
          (d) Power of Sale. The Collateral Agent (i) may sell the Collateral in one or more parcels at public or private sale, at any of its offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as it may deem commercially reasonable, (ii) shall not be obligated to make any sale of Collateral regardless of notice of sale having been given, (iii) restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property for their own account and not with a view to the distribution of the same, and (iv) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Any secured party may bid or purchase to the extend permitted by law free from any right held by a Pledgor the Collateral or any part thereof offered for sale and may pay for the same by offsetting any claim against such Pledgor held by the secured party against the purchase price without further liability to such Pledgor.
          (e) Foreclosure. The Collateral Agent, instead of exercising the power of sale conferred upon it by Section 5.02(d) and applicable Law, may proceed by a suit or suits at law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or a decree of a court or courts of competent jurisdiction.
          (f) Receiver. The Collateral Agent may obtain the appointment of a receiver of the Collateral and each Pledgor consents to and waives any right to notice of such appointment.
          (g) Bank Accounts. The Collateral Agent, with respect to all Bank Accounts, and each Bank Account Bank, with respect to the Bank Account maintained with that Bank Account Bank, may do either or both of the following: (i) refuse to permit further withdrawals and transfers (including withdrawals and transfers of cash, securities, instruments and other property, but excluding all withdrawals for payment of wages earned and related withholding and benefit amounts to be paid to third parties as required by law) from such accounts and (ii) exercise all other rights hereunder with respect thereto and with respect to the property that is credited to such accounts that the Collateral Agent could exercise with respect to other Collateral, including, in the case of each Bank Account Bank, rights, including those under Section 5.03(c), that such Bank Account Bank would have with respect to a Bank Account maintained with it if such Bank Account Bank were the Collateral Agent. In exercising such rights, each such Bank Account Bank shall be entitled to all of the rights of the Collateral Agent under the Collateral Documents.
     Section 5.03 Collateral Proceeds.
          (a) Collections by Pledgors. The Collateral Agent may, by notice to a Pledgor, direct it to, and thereupon such Pledgor shall, receive all proceeds of Collateral in trust for the Collateral Agent, not commingle the same with any other property or funds of such Pledgor and, unless the Collateral Agent shall have otherwise instructed such Pledgor, deliver or cause to be delivered all such proceeds in the exact form received, together with any necessary endorsements, to the Collateral Agent or to such Person or Persons as the Collateral Agent may designate.
          (b) Notification. The Collateral Agent may notify, or request a Pledgor to notify, in writing or otherwise, (i) each Collateral Debtor to make payment directly to the Collateral Agent and (ii) each Person maintaining any Bank Account or Securities Account subject to a Control Agreement or similar arrangement, including the BNY Securities Account, to hold or otherwise dispose of all amounts then or thereafter credited to, deposited in or made subject to such Bank Account, Securities Account, BNY Securities Account or other arrangement as the Collateral Agent may direct. If, notwithstanding the giving of any notice, any such Person shall make payments to such Pledgor, such Pledgor shall hold all such payments it receives in trust for the Collateral Agent, without commingling the same with other funds or property of such Pledgor or any other Person, and shall deliver the same to the Collateral Agent immediately upon receipt by such Pledgor in the identical form received, together with any necessary endorsements.

          (c) Collateral Agent’s Rights with Respect to Proceeds and Other Collateral. All payments and other deliveries received by or for the account of the Collateral Agent from time to time pursuant to Section 5.03(a) or (b), together with the proceeds of all other Collateral from time to time held by or for the account of the Collateral Agent (whether as a result of the exercise by the Collateral Agent its rights under Section 5.02(d) or (e), or Section 5.06 pursuant to the applicable Control Agreement, the Indenture or otherwise) and all Bank Accounts (including all amounts credited from time to time thereto and all cash, securities, instruments and other property represented by such credits) may, at the election of the Collateral Agent, (i) be or continue to be held by the Collateral Agent, or any Person designated by the Collateral Agent to receive or hold the same, as Collateral, (ii) be applied as provided in Section 5.01 or (iii) be disposed of as provided in Section 5.02(d) and (e) and Section 5.06.
          (d) Enforcement by Collateral Agent. The Collateral Agent may, without notice to the Pledgors and at such time or times as the Collateral Agent in its sole discretion may determine, exercise any or all of a Pledgor’s rights in, to and under, or in any way connected with or related to, any or all of the Collateral, including (i) demanding and enforcing payment and performance of, and exercising any or all of such Pledgor’s rights and remedies with respect to the collection, enforcement or prosecution of, any or all of the Collateral Obligations, in each case by legal proceedings or otherwise, (ii) settling, adjusting, compromising, extending, renewing, discharging and releasing any or all of, and any legal proceedings brought to collect or enforce any or all of, the Collateral Obligations, (iii) preparing, filing and signing the name of such Pledgor on (A) any proof of claim or similar document to be filed in any bankruptcy or similar proceeding involving any Collateral Debtor and (B) any notice of lien, assignment or satisfaction of lien, or similar document in connection with any Collateral Obligation, and (iv) using the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral Obligations to which such Pledgor has access.
          (e) Adjustments. The Collateral Agent may settle or adjust disputes and claims directly with Collateral Debtors for amounts and on terms that the Collateral Agent (subject to the terms of Section 6.02(m) of the Indenture) considers advisable and in all such cases only the net amounts received by the Collateral Agent in payment of such amounts, after deduction of out-of-pocket costs and expenses of collection, including reasonable attorney’s fees, shall be subject to the other provisions of this Agreement. Each Pledgors shall have no further right under Section 4.07, Section 4.11 or otherwise to make any such settlements or adjustments or to accept any returns of merchandise.
     Section 5.04 Inventory; Equipment and Other Goods.
          (a) Entry. The Collateral Agent may enter upon any premises in which any Inventory or Equipment or Other Goods may be located and take, or place custodians in, exclusive, physical possession of any or all thereof and maintain such possession on such premises or move the same or any part thereof to such other place or places as the Collateral Agent shall choose.
          (b) Assembly. Upon the request of the Collateral Agent, each Pledgor shall assemble the Inventory, Equipment and the Other Goods and maintain or deliver it into the possession of the Collateral Agent or of any other Person designated by the Collateral Agent at such place or places as the Collateral Agent or such other Person may designate and as are reasonably convenient to both the Collateral Agent or such other Person and such Pledgor.
          (c) Warehousing. The Collateral Agent may cause any or all of the Inventory and the Equipment and the Other Goods to be placed in a public or field warehouse.
     Section 5.05 Intellectual Property. The Collateral Agent may exercise any or all of any Pledgor’s rights in, to and under, or in any way connected with or related to, any or all Intellectual Property, including (a) pursuing any or all pending Intellectual Property applications and (b) on a worldwide or such other basis as the Collateral Agent may determine, granting or issuing exclusive and non-exclusive licenses relating to any or all of the Intellectual Property. Each Pledgor agrees to cooperate with the Collateral Agent and provide the Collateral Agent with any relevant facts or documents necessary for carrying out the purposes of this Section 5.05.
     Section 5.06 Restricted Offering Dispositions.
          In connection with any sale of any of the Securities and Instruments that are Collateral, the Collateral Agent may, at its election, comply with any limitation or restriction (including any restrictions on the number of prospective bidders and purchasers or any requirement that they have certain qualifications or that they represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Securities and Investments) as it may be advised by its counsel or the Holders (pursuant to Section 6.02(m) of the Indenture) is necessary in order to avoid any violation of applicable Law or to obtain any Governmental Approval, and such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner notwithstanding that absent such restrictions a higher price might otherwise have been obtained, nor shall any Secured Party be liable nor accountable to any Pledgor for any discount allowed by reason of the fact that such Securities and Instruments are sold in compliance with any such limitation or restriction. A private sale of which notice shall have been published in accordance with applicable “no action” letters published by the SEC, and that otherwise complies with such letters, shall be deemed to constitute a “public disposition” within the meaning of Section 9-610(c)(1) of the UCC. The Collateral Agent has no obligation whatsoever to file any registration statement with any securities regulatory authority.
     Section 5.07 Notice of Disposition of Collateral. Any notice to the Pledgors of disposition of Collateral may be in the form of Schedule 5.07.
ARTICLE 6
MISCELLANEOUS
     Section 6.01 Expenses of Each Pledgor’s Agreements and Duties. Subject to the terms of the Financing Documents, the terms, conditions, covenants and agreements to be observed or performed by each Pledgor under the Collateral Documents shall be observed or performed by it at its sole cost and expense.

     Section 6.02 Collateral Agent’s Right to Perform on a Pledgor’s Behalf. If a Pledgor shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under the Collateral Documents, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or performed or observed, either in its name or in the name and on behalf of such Pledgor, and such Pledgor hereby authorizes the Collateral Agent so to do.
     Section 6.03 Collateral Agent’s Right to Use Agents and to Act in Name of the Pledgors. The Collateral Agent may exercise its rights and remedies under the Collateral Documents through an agent or other designee and, in the exercise thereof, the Collateral Agent or any such other Person may act in its own name or in the name and on behalf of any Pledgor.
     Section 6.04 No Interference, Compensation or Expense. The Collateral Agent may exercise its rights and remedies under the Collateral Documents (a) without resistance or interference by the Pledgors, (b) without payment of any rent, license fee or compensation of any kind to the Pledgors and (c) for the account, and at the expense, of the Pledgors.
     Section 6.05 Limitation of Obligations with Respect to Collateral. (a) Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect or preserve any Collateral or to preserve rights pertaining thereto other than the obligation to use reasonable care in the custody and preservation of any Collateral in its actual possession. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall be relieved of all responsibility for any Collateral in its possession upon surrendering it, or tendering surrender of it, to the Pledgors.
          (b) Nothing contained in the Collateral Documents shall be construed as requiring or obligating the Collateral Agent or any other Secured Party, and neither the Collateral Agent nor any other Secured Party shall be required or obligated, to (i) make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action, with respect to any Collateral Obligation or any other Collateral or the monies due or to become due thereunder or in connection therewith, (ii) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders, offers or other matters relating to any Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge or notice thereof, (iii) take any necessary steps to preserve rights against any prior parties with respect to any Collateral or (iv) notify the Pledgors of any decline in the value of any Collateral.
     Section 6.06 Rights of Collateral Agent under UCC and Applicable Law. The Collateral Agent shall have, with respect to the Collateral, in addition to all of its rights and remedies under the Collateral Documents, (a) the rights and remedies of a secured party under the UCC, whether or not the UCC would otherwise apply to the Collateral in question, and (b) the rights and remedies of a secured party under all other applicable Law.
     Section 6.07 Waivers of Rights Inhibiting Enforcement. Each Pledgor waives (a) any claim that, as to any part of the Collateral, a public sale, should the Collateral Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for such Collateral, (b) the right to assert in any action or proceeding between it and the Collateral Agent any offsets or counterclaims that it may have, (c) except as otherwise provided in any of the Collateral Documents, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT SUCH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER, (d) all rights (i) of redemption, appraisement, valuation, stay and extension or moratorium and (ii) to the marshalling of assets and (e) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies under the Collateral Documents or the absolute sale of the Collateral, now or hereafter in force under any applicable Law, and each Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.
     Section 6.08 Power of Attorney. (a) In addition to the other powers granted to the Collateral Agent by each Pledgor under the Collateral Documents, each Pledgor hereby appoints the Collateral Agent, and any other Person that the Collateral Agent may designate, as such Pledgor’s attorney-in-fact to act, in the name, place and stead of such Pledgor, only during an Event of Default, in any way in which such Pledgor itself could do, with respect to each of the following: (i) endorsing such Pledgor’s name on (A) any checks, notes, acceptances, money orders, drafts or other forms of payment, (B) any proxies, documents, instruments, notices, freight bills, bills of lading or other documents or agreements relating to the Collateral, (C) schedules and assignments of Collateral Obligations and (D) notices of assignment, financing statements and other public records; (ii) claiming for, adjusting, and instituting legal proceedings to collect, any amounts payable under insurance, and applicable loss payable endorsements, required to be maintained under any of the Collateral Documents; (iii) taking any actions or exercising any rights, powers or privileges that such Pledgor is entitled to take or exercise and that, under the terms of any of the Collateral Documents, the Collateral Agent is authorized to take or exercise; (iv) doing or causing to be done any or all things necessary or, in the determination of the Collateral Agent or the Secured Parties, desirable to observe or perform the terms, conditions, covenants and agreements to be observed or performed by such Pledgor under the Collateral Documents and otherwise to carry out the provisions of the Collateral Documents; and (v) notifying the post office authorities to change the address for delivery of such Pledgor’s mail to an address designated by the Collateral Agent, and receiving, opening and disposing of all mail addressed to such Pledgor (with all mail not constituting, evidencing or relating to the Collateral to be forwarded by the Collateral Agent to such Pledgor). Each Pledgor hereby ratifies and approves all acts of the attorney.
          (b) To induce any third Person to act under this Section 6.08, each Pledgor hereby agrees that any third Person receiving a duly executed copy or facsimile of this Agreement may act under this Section 6.08, and that the termination of this Section 6.08 shall be ineffective as to such third Person unless and until actual notice or knowledge of such termination shall have been received by such third Person, and such Pledgor, on behalf of itself and its successors and assigns, hereby agrees to indemnify and hold harmless any such third Person from and against any and all claims that may arise against such third Person by reason of such third Person having relied on the provisions of this Section 6.08.
     Section 6.09 Nature of Pledgor’s Obligations. Each Pledgor’s grant of the Security Interest as security for the Secured Obligations (a) is absolute and unconditional, (b) is unlimited in amount except as provided in Section 6.13, (c) shall be a continuing security interest securing all present and future Secured Obligations and all promissory notes and other documentation given in extension or renewal or substitution for any of the Secured Obligations and (d) shall be irrevocable.
     Section 6.10 No Release of Pledgors. The Security Interest shall not be limited or terminated, nor shall the Secured Obligations secured thereby be reduced or limited, nor shall any Pledgor be discharged of any of its Obligations under the Collateral Documents, for any reason whatsoever (other than, subject to Section 6.13, 6.15 and 6.19, the payment, observance and performance of the Secured Obligations), including (and whether or not the same shall have occurred or failed to occur once or more than once and whether or not such Pledgor shall have received notice thereof):
          (a) (i) any increase in the principal amount of, or interest rate applicable to, (ii) any extension of the time of payment, observance or performance of, (iii) any other amendment or modification of any of the other terms and provisions of, (iv) any release, composition or settlement (whether by way of acceptance of a plan of reorganization or otherwise) of, (v) any subordination (whether present or future or contractual or otherwise) of, or (vi) any discharge, disallowance, invalidity, illegality, voidness or other unenforceability of, the Secured Obligations;
          (b) (i) any failure to obtain, (ii) any release, composition or settlement of, (iii) any amendment or modification of any of the terms and provisions of, (iv) any subordination of, or (v) any discharge, disallowance, invalidity, illegality, voidness or other unenforceability of, any guaranties of the Secured Obligations;
          (c) (i) any failure to obtain or any release of, (ii) any failure to protect or preserve, (iii) any release, compromise, settlement or extension of the time of payment of any obligations constituting, (iv) any failure to perfect or maintain the perfection or priority of any Lien upon, (v) any subordination of any Lien upon, or (vi) any discharge, disallowance, invalidity, illegality, voidness or other unenforceability of any Lien or intended Lien upon, any collateral now or hereafter securing the Secured Obligations or any guaranties thereof;
          (d) any termination of or change in any relationship between any Pledgor and the Borrower, including any such termination or change resulting from a change in ownership of such Pledgor or the Borrower or from the cessation of any commercial relationship between the Pledgor and the Borrower;
          (e) any exercise of, or any election not or failure to exercise, delay in the exercise of, waiver of, or forbearance or other indulgence with respect to, any right, remedy or power available to the Collateral Agent or any other Secured Party, including (i) any election not or failure to exercise any right of setoff, recoupment or counterclaim, (ii) any election of remedies effected by the Secured Parties, including the foreclosure upon any real estate constituting collateral, whether or not such election affects the right to obtain a deficiency judgment, and (iii) any election by the Secured Parties in any proceeding under the Bankruptcy Code of the application of Section 1111(b)(2) of such Code; and
          (f) Any other act or failure to act or any other event or circumstance that (i) varies the risk of any Pledgor hereunder or (ii) but for the provision hereof, would, as a matter of statute or rule of Law or equity, operate to limit or terminate the Security Interest or to reduce or limit the Secured Obligations secured thereby or to discharge any Pledgor from any of its Obligations under the Collateral Documents.
     Section 6.11 Certain Other Waivers. Each Pledgor waives:
          (a) any requirement, and any right to require, that any right or power be exercised or any action be taken against the Borrower, any guarantor or any collateral for the Secured Obligations;
          (b) all defenses to, and all setoffs, counterclaims and claims of recoupment against, the Secured Obligations that may at any time be available to the Borrower or any guarantor;
          (c) (i) notice of acceptance of and intention to rely on the Collateral Documents, (ii) notice of the incurrence or renewal of any Secured Obligations, (iii) notice of any of the matters referred to in Section 6.10 and (iv) all other notices that may be required by applicable Law or otherwise to preserve any rights against each Pledgor under the Collateral Documents, including any notice of default, demand, dishonor, presentment and protest;
          (d) diligence on the part of the Collateral Agent or any Secured Party in exercising its remedies hereunder;
          (e) any defense based upon, arising out of or in any way related to (i) any claim that any sale or other disposition of any collateral for the Secured Obligations was not conducted in a commercially reasonable fashion or that a public sale, should the Collateral Agent have elected to so proceed, was, in and of itself, not a commercially reasonable method of sale, (ii) any claim that any election of remedies by the Secured Parties, including the exercise by the Collateral Agent or any other Secured Party of any rights against any collateral, impaired, reduced, released or otherwise extinguished any right that such Pledgor might otherwise have had against the Borrower or any guarantor or against any collateral, including any right of subrogation, exoneration, reimbursement or contribution or right to obtain a deficiency judgment, (iii) any claim based upon, arising out of or in any way related to any of the matters referred to in Section 6.10 and (iv) any claim that the Collateral Documents should be strictly construed against the Secured Parties; and
          (f) ALL OTHER DEFENSES UNDER APPLICABLE LAW THAT WOULD, BUT FOR THIS CLAUSE (f), BE AVAILABLE TO ANY PLEDGOR AS (i) A DEFENSE AGAINST THE ENFORCEMENT OF THE SECURITY INTEREST, (ii) A REDUCTION OR

LIMITATION OF THE SECURED OBLIGATIONS SECURED THEREBY OR (iii) A DEFENSE AGAINST ITS OBLIGATIONS UNDER THE COLLATERAL DOCUMENTS.
     Section 6.12 Independent Credit Evaluation. Each Pledgor has independently, and without reliance on any information supplied by the Secured Parties, taken, and will continue to take, whatever steps it deems necessary to evaluate the financial condition and affairs of the Borrower, and neither the Collateral Agent nor any other Secured Party shall have any duty to advise such Pledgor of information at any time known to it regarding such financial condition or affairs.
     Section 6.13 Limitation on Amount of Obligations Secured. It is the intention of each Pledgor and the Collateral Agent that the Secured Obligations secured by the Security Interest and the obligations of such Pledgor under the Collateral Documents shall be in, but not in excess of, the maximum amount permitted by applicable Law. To that end, but only to the extent that the Security Interest would otherwise be void, voidable or otherwise unenforceable, the amount of the Secured Obligations secured by the Security Interest shall be limited to the maximum amount that would not make the Security Interest void, voidable or otherwise unenforceable. This Section 6.13 is intended to preserve the rights of the Collateral Agent under the Collateral Documents to the maximum extent permitted by applicable Law, and neither a Pledgor nor any other Person shall have any right under this Section 6.13 that it would not otherwise have under applicable Law.
     Section 6.14 Continuance and Acceleration of Secured Obligations upon Certain Events. If:
          (a) any Event of Default that the Indenture states is to result in the automatic acceleration of any Secured Obligations shall occur;
          (b) any injunction, stay or the like that enjoins any acceleration, or demand for the payment, observance or performance, of any Secured Obligations that would otherwise be required or permitted under the Financing Documents shall become effective; or
          (c) any Secured Obligations shall be or be determined to be or become discharged, disallowed, invalid, illegal, void or otherwise unenforceable (whether by operation of any present or future law or by order of any court or governmental agency);
          (d) then (i) such Secured Obligations shall, for all purposes of the Collateral Documents, be deemed (A) in the case of clause (c), to continue to be outstanding and in full force and effect notwithstanding the unenforceability thereof and (B) if such is not already the case, to have thereupon become immediately due and payable and to have commenced bearing interest at the Default Rate and (ii) the Collateral Agent may, with respect to such Secured Obligations, exercise all of the rights and remedies under the Collateral Documents that would be available to it during an Event of Default.
     Section 6.15 Recovered Payments. The Secured Obligations shall be deemed not to have been paid, observed or performed, and each Pledgor’s obligations under the Collateral Documents in respect thereof shall continue and not be discharged, to the extent that any payment, observance or performance thereof by the Borrower or any guarantor, or out of the proceeds of any other collateral, is recovered from or paid over by or for the account of any Secured Party for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Secured Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by any Secured Party (whether or not consented to by the Borrower, a Pledgor or any guarantor) of any claim for any such recovery or payment over. Each Pledgor hereby expressly waives the benefit of any applicable statute of limitations and agrees that it shall be obligated hereunder with respect to any Secured Obligations whenever such a recovery or payment over thereof occurs.
     Section 6.16 Evidence of Secured Obligations. The records of each Secured Party shall be conclusive evidence of the Secured Obligations owing to it and of all payments, observances and performances in respect thereof.
     Section 6.17 Binding Nature of Certain Adjudications. Each Pledgor shall be conclusively bound by the adjudication in any action or proceeding, legal or otherwise, involving any controversy arising under, in connection with, or in any way related to, any of the Secured Obligations, and by a judgment, award or decree entered therein.
     Section 6.18 Subordination of Rights Against the Borrower, Guarantors and Other Collateral.
          (a) Release of “Claims” Against the Borrower Resulting from the Collateral Documents. Each Pledgor hereby releases the Borrower from all “claims” (as defined in section 101(4) of the Bankruptcy Code) that such Pledgor might otherwise have against the Borrower, including any such claims to which such Pledgor may be entitled as a result of any right of subrogation, exoneration or reimbursement.
          (b) Subordination of Other Rights. All rights that each Pledgor may at any time have against the Borrower, any guarantor or any other collateral for the Secured Obligations (including rights of subrogation, exoneration, reimbursement and contribution and whether arising under applicable Law or otherwise) are hereby expressly subordinated to the prior payment, observance and performance in full of the Secured Obligations. Each Pledgor shall not enforce any of the rights, or attempt to obtain payment or performance of any of the obligations, subordinated pursuant to this Section 6.18(b) until the Secured Obligations have been paid, observed and performed in full, except that such prohibition shall not apply to routine acts, such as the giving of notices and the filing of continuation statements, necessary to preserve any such rights. If any amount shall be paid to or recovered by such Pledgor (whether directly or by way of setoff, recoupment or counterclaim) on account of any right or obligation subordinated pursuant to this Section 6.18(b), such amount shall be held in trust by such Pledgor for the benefit of the Secured Parties, not commingled with any of such Pledgor’s other funds and forthwith paid over to the Collateral Agent, in the exact form received, together with any necessary endorsements, to be applied and credited against, or held as security for, the Secured Obligations.
     Section 6.19 Termination of Security Interest. (a) The Security Interest in (i) Collateral that each Pledgor is entitled to, and does, receive and retain, or withdraw, pursuant to

Section 2.02 and (ii) Collateral disposed of by such Pledgor in a disposition to which a Section of this Agreement, by its express terms, does not apply shall terminate, and such item of Collateral shall be released therefrom, immediately upon such receipt, withdrawal or disposition, without any further action by the Collateral Agent; provided, however, that such release shall not apply to any other Collateral, including the proceeds of the item of Collateral so disposed of.
          (b) Security Interest and all of each Pledgor’s obligations under Article 1, Article 4 and Article 5 shall terminate upon the latest of (a) the repayment, to the extent due, and, to the extent not due, the satisfaction or securing, in a manner acceptable to the Collateral Agent, of the Secured Obligations, (b) the maturity of the Bonds and (c) the discharge, dismissal with prejudice, settlement, release or other termination of any other Financing Document Related Claims that may be pending or threatened against the Indemnified Parties.
          (c) In the absence of a Default or an Event of Default, the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Collateral Document unless it shall first receive legal advice or the concurrence of the Holders pursuant to Section 6.02(m) of the Indenture prior to the discharge of obligations, in accordance with the terms hereof and the Indenture, or it shall first be indemnified or receive security to its satisfaction by the Secured Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     Section 6.20 Designation of Notice. No notice shall be effective under Section 4.01(a), (b), (c) or (d) unless it is specifically designated, in the case of a notice under Section 4.01(a), “Notice of Proposed Merger” and in the case of a notice under Section 4.01(b) “Notice of Change of Organizational Identification Number, Name, Identity or Corporate Structure”.
     Section 6.21 Extension of Payment Dates. Whenever any payment to any Secured Party under the Collateral Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day. If the date any payment under the Collateral Documents is due is extended (whether by operation of any Collateral Document, applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.
     Section 6.22 GOVERNING LAW. THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     Section 6.23 LIMITATION OF LIABILITY. NEITHER THE COLLATERAL AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:
          ANY LOSS OR DAMAGE SUSTAINED BY SUCH PLEDGOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, (i) ANY ACT OR FAILURE TO ACT REFERRED

TO IN SECTION 6.10 OR (ii) ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THE COLLATERAL DOCUMENTS, EXCEPT, IN THE CASE OF CLAUSE (ii), FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS DETERMINED BY A JUDGMENT OF A COURT THAT IS BINDING ON SUCH PLEDGOR AND SUCH SECURED PARTY, FINAL AND NOT SUBJECT TO REVIEW ON APPEAL, TO BE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING (x) WILLFUL MISCONDUCT, (y) KNOWING VIOLATIONS OF LAW OR (z) SUCH PERSON’S FAILURE TO OBSERVE ANY OTHER STANDARD APPLICABLE TO IT UNDER ANY OF THE OTHER PROVISIONS OF THE COLLATERAL DOCUMENTS OR, BUT ONLY TO THE EXTENT NOT WAIVABLE THEREUNDER, APPLICABLE LAW.
     Section 6.24 Counterparts. Each Collateral Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.
     Section 6.25 Entire Agreement. This Agreement embodies the entire agreement among the Pledgors, the Collateral Agent and the Secured Parties relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.
     Section 6.26 Successors and Assigns. All of the provisions of each Collateral Document shall be binding upon and inure to the benefit of the Pledgors, the Collateral Agent and the other Secured Parties and their respective successors and assigns.
     Section 6.27 Delivery of Opinions Authorized. Each Pledgor hereby acknowledges and agrees that each Person that has rendered or may render an opinion, report or similar communication, including legal opinions and accountant’s reports, to any Person in connection with the Collateral Documents, has been and is hereby authorized and directed to so deliver such opinion, report or communication.
     Section 6.28 Rights of Collateral Agent. In the performance of its obligations hereunder, the Collateral Agent shall be entitled to all of the rights, benefits, protections and immunities afforded to it pursuant to the Indenture and this Agreement. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
ARTICLE 7
INTERPRETATION
     Section 7.01 Definitional Provisions.
          (a) Certain Terms Defined by Reference. (i) Except where the context clearly indicates a different meaning, all terms defined in Article 1, 2A, 5, 8 or 9 of the UCC, as in effect on the date of this Agreement, are used herein with the meanings therein ascribed to them; such terms include “account”, “chattel paper”, “commercial tort claim”, “commodity account”, “commodity contract”, “control”, “deposit account”, “document”, “equipment”, “financial asset”, “general intangibles”, “goods”, “instrument”, “inventory”, “investment property”, “leasehold interest”, “lessor’s residual interest”, “letter of credit”, “letter-of-credit right”, “money”, “payment intangible”, “proceeds”, “promissory note”, “registered organization”, “securities account”, “security”, “security entitlement” and “security interest”. In addition, the terms “account”, “collateral” and “security interest”, when capitalized, have the meanings specified in subsection (b) below and the term “deposit account” includes an account evidenced by a certificate of deposit.
          (ii) Except in the case of “Agreement”, “Collateral”, “Intellectual Property” and “Security Interest” and as otherwise specified herein, all terms defined in the Indenture are used herein with the meanings therein ascribed to them.
          (b) Other Defined Terms. For purposes of this Agreement:
          “Account” means an account.
          “Account Debtor” means a Person obligated on an Account.
          “Account Proceeds” means proceeds of an Account other than an Account representing the sale or other disposition of Equipment pursuant to Section 4.21 of the Indenture.
          “Agreement” means this Pledge and Security Agreement, including all schedules, annexes and exhibits hereto.
          “Bank Account” means (i) a deposit, custody, or other account (whether, in any case, time or demand or interest or non-interest bearing and whether maintained at a branch or office located within or without the United States) of each Pledgor listed on Schedule 7.01(b)-1, (ii) all amounts from time to time credited to such account, (iii) all cash, financial assets and other investment property, instruments, documents, chattel paper, general intangibles, accounts and other property from time to time credited to such account or representing investments and reinvestments of amounts from time to time credited to such account and (iv) all interest, principal payments, dividends and other distributions payable on or with respect to, and all proceeds of, (A) all property so credited or representing such investments and reinvestments and (B) such account.
          “Bank Account Bank” means a Person with whom a Bank Account that is Collateral is maintained.
          “BNY Securities Account” means the Securities Account (as defined in the Indenture) described in Section 4.15(b) of the Indenture.
          “Bonds” shall refer to the $150,000,000 aggregate principal amount of Senior Secured Floating Rate Bonds due 2012.
          “Chattel Paper” means chattel paper.

          “Collateral” means each Pledgor’s Rights, WHETHER SUCH RIGHTS ARE NOW OR HEREAFTER EXISTING, in each of the following items of property, whether, in the case of any item (a) NOW OR HEREAFTER EXISTING, (b) SUCH PLEDGOR NOW OR HEREAFTER HAS RIGHTS THEREIN, (c) IT IS NOW CONTEMPLATED, ANTICIPATED OR FORESEEABLE THAT SUCH ITEM WOULD BE COLLATERAL, (d) it is subject to Article 8 or 9 of the UCC or is Collateral by reason of one or more than one of the following clauses, AND WHEREVER THE SAME MAY BE LOCATED:
     (i) all Receivables;
     (ii) all General Intangibles;
     (iii) all Inventory;
     (iv) all Equipment;
     (v) all Other Goods;
     (vi) all Instruments;
     (vii) all Investment Property Collateral;
     (viii) all Chattel Paper;
     (ix) all Documents;
     (x) all (A) Letters of Credit and (B) Letter-of-Credit Rights;
     (xi) all Commercial Tort Claims;
     (xii) all Material Contracts;
     (xiii) all Bank Accounts;
     (xiv) the BNY Securities Account;
     (xv) all rights (contractual and otherwise and whether constituting accounts, general intangibles or investment property or financial assets) constituting, arising under, connected with, or in any way related to, any or all Collateral;
     (xvi) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by each Pledgor or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;
     (xvii) all goods and other property, whether or not delivered, (A) the sale, lease or furnishing of which gives or purports to give rise to any Receivable, including all merchandise returned or rejected by or repossessed from customers, or (B) securing any

Receivable, including all of each Pledgor’s rights as an unpaid vendor or lienor, including stoppage in transit, replevin and reclamation with respect to such goods and other properties;
     (xviii) all documents of title, policies and certificates of insurance, securities, chattel paper and other documents or instruments evidencing or pertaining to any Collateral;
     (xix) all supporting obligations and other Liens on real or personal property, leases and other agreements and property that in any way secure or relate to any Collateral, or are acquired for the purpose of securing and enforcing any item thereof;
     (xx) all claims (including the right to sue or otherwise recover on such claims) (A) to items referred to in the definition of Collateral, (B) under warranties relating to any Collateral and (C) against third parties for (1)(aa) loss, destruction, requisition, confiscation, condemnation, seizure, forfeiture or infringement of, or damage to, any Collateral, (bb) payments due or to become due under leases, rentals and hires of any Collateral, (cc) proceeds payable under or unearned premiums with respect to policies of insurance relating to any Collateral and (2) breach of any Contract constituting Collateral; and
     (xxi) all products and proceeds of Collateral in whatever form;
provided, that, if, under applicable Law, the attachment of the Security Interest in any Contract would require the consent of any party thereto, other than a Pledgor, or would give any such other party the right to terminate its obligations thereunder, such Contract shall (so long as such consent has not been obtained) be deemed not to be Collateral, if, and only if, such other party has notified each applicable Pledgor in writing that such other party intends to assert its rights under such Contract that result from such attachment, and such Pledgor has given the Collateral Agent a copy of such notice and of such Contract; provided further, that in the absence of any such notice, such Contract shall continue to constitute Collateral; and provided, finally, that the first proviso shall not affect, limit, restrict or impair the grant by such Pledgor of, or the attachment of the Security Interest in, any property with respect to which such required consent would be ineffective under applicable Law.
          The inclusion of “proceeds” of Collateral in the definition of “Collateral” shall not be deemed a consent by the Collateral Agent to any sale or other disposition of any Collateral not otherwise specifically permitted by the terms hereof.
          “Collateral Agent” means The Bank of New York Trust Company, N.A., acting for the benefit of itself as Collateral Agent and as the agent for and representative (within the meaning of Section 9-102(a)(72)(E) of the UCC) of the other Secured Parties.
          “Collateral Debtor” means a Person (including an issuer of any share of capital stock or other unit of ownership interest constituting Investment Property Collateral) obligated on, bound by, or subject to, a Collateral Obligation.

          “Collateral Documents” means (i) this Agreement and (ii) all other agreements, documents and instruments related to, arising out of, or in any way connected with, (A) this Agreement, (B) any other agreement, document or instrument referred to in this clause (ii), or (C) any of the transactions contemplated by this Agreement, the Indenture, the Bonds, the Purchase Agreements or any Subsidiary Guarantee.
          “Collateral Obligation” means a Liability that is Collateral and includes any such constituting or arising under any Receivable, General Intangible, Instrument, Investment Property Collateral or Letter-of-Credit Rights and all supporting obligations..
          “Commercial Tort Claim” means a commercial tort claim listed on Schedule 7.01(b)-2.
          “Commodity Account” means (i)(A) each commodity account listed on Schedule 4.19(a) and (B) each commodity account, whether or not listed on Schedule 4.19(a), under the control of the Collateral Agent, (ii) each commodity account that is a successor to (A) a commodity account referred to in clause (i) or (B) a Commodity Account which is such by virtue of this clause (ii) and (iii) all cash, financial assets, instruments, documents, chattel paper, general intangibles, accounts and other property from time to time credited to a Commodity Account.
          “Commodity Contract” means (i) a commodity contract listed on Schedule 4.19(a), and (ii) a commodity contract, whether or not listed on Schedule 4.19(a), of the same class or series and payable by one of the same Persons as those listed on Schedule 4.19(a) under the control of the Collateral Agent.
          “Constituent Collateral” means in the case of Collateral that is Investment Property, Collateral that consists of commodity accounts, commodity contracts, securities, securities accounts and security entitlements that are identified as Constituent Collateral on Schedule 7.01(b)-3.
          “Contract” means (i) any agreement (whether bi-lateral or uni-lateral or executory or non-executory and whether a Person entitled to rights thereunder is so entitled directly or as a third-party beneficiary), including an indenture, lease or license, (ii) any deed or other instrument of conveyance, (iii) any certificate of incorporation or charter and (iv) any bylaw.
          “Control Agreement” means, as applied to any Investment Property, Bank Account or Letter-of-Credit Right, a Contract, substantially in the form of Exhibit I to the Indenture or in form and substance approved by the Collateral Agent in its sole discretion (in accordance with Section 6.02(m) of the Indenture), pursuant to which the Collateral Agent is granted control over such Investment Property.
          “Copyrights” means (i) (A) all copyrights now existing or hereafter created or acquired, (B) all registrations and recordings thereof and (C) all applications in connection therewith pending, at the time in question, in any Intellectual Property Recording Office, including the Copyrights listed on Schedule 3.03 and (ii) all reissues, divisions, continuations, continuations-in-part, extensions and renewals of each Copyright, including Copyrights which are such by virtue of this clause (ii).

          “Copyright Licenses” means all Contracts naming a Pledgor as licensor or licensee and granting any right under any Copyright.
          “Documents” means documents.
          “Equipment” means all equipment.
          “Extraordinary Distributions” means (in each case whether or not in cash) all dividends, interest, principal payments and other distributions and other payments (including cash and securities payable in connection with calls, conversions, redemptions and the like) on or in respect of, and all proceeds (including cash and securities receivable in connection with tender or other offers) of, Investment Property Collateral other than Ordinary Distributions.
          “Financing Document Related Claim” means any claim or dispute (whether arising under applicable Law, under contract or otherwise, and, in the case of any proceeding relating to any such claim or dispute, whether civil, criminal, administrative or otherwise) in any way arising out of, related to, or connected with, the Financing Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the date of this Agreement or before or after the date on which all Obligations have been paid or satisfied in full.
          “General Intangibles” means all general intangibles.
          “Governmental Approval” means any authorization, consent, approval, license or exemption (or the like) of or from, or action by, any Governmental Authority.
          “Indenture” means the Indenture, dated as of November 16, 2007, among Molecular Insight Pharmaceuticals, Inc., the subsidiary guarantors party from time to time thereto and The Bank of New York Trust Company, N.A., as Trustee and Collateral Agent.
          “Instrument” means (i)(A) each instrument listed on Schedule 4.19(a) and (B) each instrument acquired by a Pledgor pursuant to its obligations under Section 4.19, (ii) each instrument, whether or not listed on Schedule 4.19(a), of the same class or series and payable by one of the same makers or drawers as those listed on Schedule 4.19(a), in the possession of (A) the Collateral Agent, or (B) a Person acting on behalf of the Collateral Agent or who has acknowledged that it holds such instrument for the Collateral Agent, and (iii) each instrument whether or not listed on Schedule 4.19(a), of the same class or series and payable by one of the same makers or drawers as those listed on Schedule 4.19(a), delivered to or for the account of such Pledgor by the Collateral Agent or any such Person for a purpose contemplated by Section 9-312(g) of the UCC.
          “Intellectual Property” means (i) (A) Patents and Patent Licenses, (B) Trademarks and Trademark Licenses, and (C) Copyrights and Copyright Licenses, in each case whether registered, unregistered or pending registration and whatever the Intellectual Property Recording Office at which the same may be registered or pending, (ii) all reissues, divisions, continuations, continuations-in-part and extensions of any Intellectual Property referred to in clause (i) or this clause (ii), and (iii) all rights relating to all Intellectual Property which is such by virtue of clause

(i), (ii) or this clause (iii), including rights under applications wherever pending and licenses relating thereto.
          “Intellectual Property Recording Office” means, as appropriate, the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency of the United States, any state thereof, or any other country or political subdivision thereof.
          “Inventory” means all inventory.
          “Investment Property” means all investment property.
          “Investment Property Collateral” means: (i) (A) all Securities; (B) all Securities Accounts; (C) all Security Entitlements; (D) all Commodity Accounts; (E) all Commodity Contracts; (F) all Investment Property; (ii) all replacements and substitutions for any Investment Property Collateral that is (whether by virtue of clause (i) or this clause (ii)) Investment Property Collateral; and (iii) the certificates, if any, representing any of the foregoing.
          “Jurisdiction” means, in the case of a securities intermediary, its jurisdiction determined in accordance with Section 8-110(e), and, in the case of a commodity intermediary, its jurisdiction determined in accordance with Section 9-305(b), of the UCC.
          “Letter of Credit” means a letter of credit listed on Schedule 7.01(b)-4.
          “Letter-of-Credit Right” means a letter-of-credit right under a letter of credit listed on Schedule 7.01(b)-4.
          “Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under Contract, applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
          “Location” means, in the case of each Pledgor, its location as determined in accordance with Section 9-307 of the UCC.
          “Material Contract” means, with respect to any Person, each contract to which such Person is a party (other than the Financing Documents) for which (a) aggregate payments exceed $1,000,000 per year or $5,000,000 in the aggregate or (b) breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) has a Fair Market Value in excess of $1,000,000 in the aggregate and relates to a Primary Product.
          “Ordinary Distributions” means cash dividends to the extent paid out of retained earnings, and interest paid in cash, in each case with respect to Investment Property Collateral, except to the extent that any such dividend is made in connection with partial or total liquidation or a reduction of capital, or any such interest is penalty interest, or, in each case, to the extent the same is not in the ordinary course.
          “Other Goods” means all goods other than Inventory and Equipment.
          “Patents” means (i) (A) all patents and patentable inventions, now existing or hereafter acquired or invented, (B) all registrations and recordings thereof and (C) all applications in connection therewith pending, at the time in question, in any Intellectual Property Recording Office, including the Patents listed on Schedule 3.03 and (ii) all reissues, divisions, continuations, continuations-in-part, extensions and renewals of each Patent, including Patents which are such by virtue of this clause (ii).
          “Patent Licenses” means all Contracts naming any Pledgor as licensor or licensee and granting any right to use any Patent.
          “Payment Intangible” means a payment intangible.
          “Payment Right” means all rights to the payment of money under, but only in each case to the extent the same constitutes Collateral, (i) Accounts (other than Accounts representing the sale or other disposition of Equipment and Other Goods pursuant to Section 4.21of the Indenture, (ii) Payment Intangibles, and (iii) Letter-of-Credit Rights.
          “Pledgor” has the meaning set forth in the recitals hereto.
          “Receivable” means an Account.
          “Representation and Warranty” means each representation or warranty made pursuant to or under (i) Article 2, Article 3 or any other provision of this Agreement, (ii) any of the other Collateral Documents or (iii) any amendment to, or waiver of rights under, this Agreement or any of the other Collateral Documents, WHETHER OR NOT, IN THE CASE OF ANY REPRESENTATION OR WARRANTY REFERRED TO IN CLAUSE (i), (ii) OR (iii) OF THIS DEFINITION (EXCEPT, IN EACH CASE, TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED), THE INFORMATION THAT IS THE SUBJECT MATTER THEREOF IS WITHIN THE KNOWLEDGE OF THE RELEVANT PLEDGOR.
          “Revised Article 8 State” means one of the States of the United States in which UCC, Revised Article 8, Investment Securities (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text has been adopted and is in effect.
          “Rights”, as applied to Collateral, means each Pledgor’s rights in that Collateral, WHATEVER THE NATURE OF THOSE RIGHTS and, in any event, INCLUDING SUCH PLEDGOR’S POWER TO TRANSFER RIGHTS IN SUCH COLLATERAL TO THE COLLATERAL AGENT.
          “Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Pledgor arising under any Financing Document or otherwise with respect to any Bonds, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Pledgor or any Affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Secured Parties” means all Persons that are, or at any time were, the Collateral Agent, the Trustee, a Holder or any other Indemnified Party.
          “Securities Account” means (i) (A) each securities account listed on Schedule 4.19(a) and (B) each securities account, whether or not listed on Schedule 4.19(a), under the control of the Collateral Agent, (ii) each securities account that is a successor to (A) a securities account referred to in clause (i) or (B) a Securities Account which is such by virtue of this clause (ii) and (iii) all cash, financial assets, instruments, documents, chattel paper, general intangibles, accounts and other property from time to time credited to a Securities Account.
          “Security” means (i)(A) each security listed on Schedule 4.19(a) and (B) each security acquired by a Pledgor pursuant to its obligations under Section 4.19, (ii) each security, whether or not listed on Schedule 4.19(a), of the same class or series and issued by one of the same issuers as those listed on Schedule 4.19(a), in the possession of (A) the Collateral Agent, or (B) a Person acting on behalf of the Collateral Agent or who has acknowledged that it holds such security for the Collateral Agent, and (iii) each security, whether or not listed on Schedule 4.19(a), of the same class or series and issued by one of the same issuers as those listed on Schedule 4.19(a), delivered to or for the account of such Pledgor by the Collateral Agent or any such Person for a purpose contemplated by Section 9-312(g) of the UCC.
          “Security Agreement Questionnaire” means the Security Agreement Questionnaire in the form attached hereto as Exhibit B executed and delivered by each Pledgor to the Collateral Agent in connection with this Agreement.
          “Security Entitlement” means (i) (A) each security entitlement to a specified financial asset credited to (1) securities account listed on Schedule 4.19(a) or (2) each securities account (a “successor securities account”) that is a successor to (aa) a securities account referred to in clause (1) or (bb) any other successor securities account (including one that is such by virtue of this clause (2)), and (B) each security entitlement, whether or not so credited, under the control of the Collateral Agent and (ii) all financial assets that are the subject of each Securities Entitlement, including financial assets acquired by a Pledgor pursuant to its obligations under Section 4.19 of the Agreement.
          “Security Interest” means the mortgages, pledges and assignments to the Collateral Agent of, the continuing security interest of the Collateral Agent in, and the continuing lien of the Collateral Agent upon, the Collateral intended to be effected by the terms of this Agreement or any of the other Collateral Documents.
          “Trademarks” means (i) (A) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, now existing or hereafter adopted or acquired, (B) the goodwill associated therewith, (C) all registrations and recordings thereof, and (D) all applications in connection therewith pending, at the time in question, in any Intellectual Property Recording Office, including the Trademarks listed on Schedule 3.03 and (ii) all reissues, divisions, continuations, continuations-in-part, extensions and renewals of each Trademark, including Trademarks which are such by virtue of this clause (ii).
          “Trademark Licenses” means all Contracts naming any Pledgor as licensor or licensee and granting any right to use any Trademark.
     Section 7.02 Other Interpretative Provisions.
     The interpretive provisions specified in Section 1.02 of the Indenture shall be applicable to this Agreement. If any conflict or inconsistency exists between this Agreement and the Indenture, the Indenture shall govern.
     Section 7.03 Representations and Warranties. All Representations and Warranties shall be deemed made (a) in the case of any Representation and Warranty contained in this Agreement at the time of its initial execution and delivery, at and as of the date hereof, (b) in the case of any Representation and Warranty contained in this Agreement or any other document at the time any Bonds are issued, at and as of such time and (c) in the case of any particular Representation and Warranty, wherever contained, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under or in connection with which such Representation and Warranty is made or deemed made.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the date first above written.

MOLECULAR INSIGHT
PHARMACEUTICALS, INC.

By	/s/ John E. McCray

Name: John E. McCray Title: COO

THE BANK OF NEW YORK TRUST
COMPANY, N.A.,
as Collateral Agent

By	/s/ Diana J. Kenneally
Name: Diana J. Kenneally
Title: VP